AMENDED AND RESTATED

AMENDMENT TO ARTICLES OF INCORPORATION OF

REGENCY CENTERS CORPORATION

DESIGNATING THE PREFERENCES, RIGHTS AND

LIMITATIONS OF 5,000,000 SHARES OF

7.25% SERIES 4 CUMULATIVE REDEEMABLE PREFERRED STOCK

$0.01 Par Value

        Pursuant to Sections 607.10025, 607.1006 and 607.1007 of the Florida Business Corporation Act (“FBCA”), Regency Centers Corporation, a Florida corporation (the “Corporation”), does hereby certify that:

        FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Section 4.2 of the Amended and Restated Articles of Incorporation of the Corporation (the “Charter”) and Section 607.0602 of the FBCA, the Board of Directors of the Corporation (the “Board of Directors”), by resolutions duly adopted on April 28, 2004 and resolutions duly adopted on August 4, 2004 by a committee appointed by the Board of Directors, classified 500,000 shares of the authorized but unissued Preferred Stock par value $.01 per share (“Preferred Stock”) as a separate series of Preferred Stock, authorized the issuance of a maximum of 500,000 shares of such series of Preferred Stock, set certain of the preferences, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such series of Preferred Stock, and pursuant to the powers contained in the Bylaws of the Corporation and the FBCA, appointed a committee (the “Committee”) and delegated to the Committee, to the fullest extent permitted by the FBCA and the Charter and Bylaws of the Corporation, all powers of the Board of Directors with respect to designating, and setting all other preferences, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of, such series of Preferred Stock determining the number of shares of such series of Preferred Stock (not in excess of the aforesaid maximum number) to be issued and the consideration and other terms and conditions upon which such shares of such series of Preferred Stock are to be issued. Shareholder approval was not required under the Charter with respect to such designation.

        SECOND: Pursuant to the authority conferred upon the Committee as aforesaid, the Committee unanimously adopted resolutions designating the aforesaid series of Preferred Stock as the “7.25% Series 4 Cumulative Redeemable Preferred Stock,” setting the preferences, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such 7.25% Series 4 Cumulative Redeemable Preferred Stock (to the extent not set by the Board of Directors in the resolutions referred to in Article FIRST of these Articles of Amendment) and authorizing the issuance of up to 500,000 shares of 7.25% Series 4 Cumulative Redeemable Preferred Stock.

        THIRD: Pursuant to Section 6(d)(ii)(y) of the amendment to the Charter initially creating the 7.25% Series 4 Cumulative Redeemable Preferred Stock (the “Original Designation”) and Sections 607.10025, 607.1006 and 607.1007 of the FBCA, by resolutions adopted on October 30, 2007, the Board of Directors has amended and restated the Original Designation (i) to provide for the division on a 10-for-1 basis of each of the 500,000 outstanding shares created by the Original Designation into 5,000,000 shares, with each such share having a liquidation preference and redemption price after such division equal to $25 per share, or 1/10th of the $250 per share established by the Original Designation, and (ii) to eliminate matters of historical interest only, including references to series of Preferred Stock that no longer exist.

        FOURTH: Shareholder approval of these Amended and Restated Articles of Incorporation designating the 7.25% Series 4 Cumulative Redeemable Preferred Stock is not required;

        FIFTH: These Amended Articles of Incorporation do not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and do not result in the percentage of authorized shares that remain unissued after the division or combination exceeding the percentage of authorized shares that were unissued before the division or combination.

        SIXTH: These Amended and Restated Articles of Incorporation shall be effective on January 1, 2008 (the “Effective Date”).

        SEVENTH: The series of Preferred Stock of the Corporation created by the resolutions duly adopted by the Board of Directors of the Corporation and by the Committee and referred to in Articles FIRST and SECOND of these Amended and Restated Articles of Amendment, as amended by the Board of Directors of the Corporation as described in Article THIRD hereof, shall have the following designation, number of shares, preferences, voting powers, restrictions and limitation as to dividends, qualifications, terms and conditions of redemption and other terms and conditions:

        Section 1.      Designation and Number. A series of Preferred Stock, designated the “7.25%Series 4 Cumulative Redeemable Preferred Stock” (the “Series 4 Preferred Stock”) is hereby established. The number of shares of Series 4 Preferred Stock shall be 5,000,000. From and after the Effective Date of these Amended and Restated Articles of Incorporation, each share of Series 4 Preferred Stock outstanding prior to the Effective Date (the “Old Series 4 Shares”) shall thereafter represent ten (10) shares of Series 4 Preferred Stock (the “New Series 4 Preferred Shares”), without any action on the part of the holder thereof.

        Section 2.      Rank. The Series 4 Preferred Stock will, with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, rank senior to all classes or series of Common Stock (as defined in the Charter) and to all classes or series of equity securities of the Corporation now or hereafter authorized, issued or outstanding, other than any class or series of equity securities of the Corporation expressly designated as ranking on a parity with or senior to the Series 4 Preferred Stock as to distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Corporation or both. For purposes of these Articles of Amendment, the term “Parity Preferred Stock” shall be used to refer to any class or series of equity securities of the Corporation now or hereafter authorized, issued or outstanding expressly designated by the Corporation to rank on a parity with Series 4 Preferred Stock with respect to distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Corporation or both, as the context may require, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share shall be different from those of the Series 4 Preferred Stock and includes the 9.125% Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”), the 7.45% Series 3 Cumulative Redeemable Preferred Stock (the “Series 3 Preferred Stock”), and the 6.70% Series 5 Cumulative Convertible Redeemable Preferred Stock (the “Series 5 Preferred Stock”) of the Corporation. The term “equity securities” does not include debt securities, which will rank senior to the Series 4 Preferred Stock prior to conversion.

        Section 3.      Distributions.

                (a)     Payment of Distributions. Subject to the rights of holders of Parity Preferred Stock as to the payment of distributions and holders of equity securities issued after the date hereof in accordance herewith ranking senior to the Series 4 Preferred Stock as to payment of distributions, holders of Series 4 Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate per annum of 7.25% of the $25 liquidation preference per share of Series 4 Preferred Stock. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable in cash (A) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence) in arrears, on or before March 31, June 30, September 30 and December 31 of each year commencing on September 30, 2004, with respect to the Old Series 4 Shares and commencing on March 31, 2008 with respect to the New Series 4 Preferred Shares, and (B) in the event of a redemption, on the redemption date (each a “Preferred Stock Distribution Payment Date”). The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the ratio of the actual number of days elapsed in such period to ninety (90) days. If any date on which distributions are to be made on the Series 4 Preferred Stock is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series 4 Preferred Stock will be made to the holders of record of the Series 4 Preferred Stock on the first day of the month in which the Preferred Stock Distribution Payment Date occurs, or on such other record dates to be fixed by the Board of Directors of the Corporation, which record dates shall be not less than 10 days and not more than 30 Business Days prior to the relevant Preferred Stock Distribution Payment Date (each a “Distribution Record Date “).

                The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

                (b)     Limitation on Distributions. No distribution on the Series 4 Preferred Stock shall be declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law. Nothing in this Section 3(b) shall be deemed to modify or in any manner limit the provisions of Section 3(c) and 3(d).

                (c)     Distributions Cumulative. Distributions on the Series 4 Preferred Stock will accrue whether or not the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness at any time prohibit the current payment of distributions, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Accrued but unpaid distributions on the Series 4 Preferred Stock will accumulate as of the Preferred Stock Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Preferred Stock Distribution Payment Date to holders of record of the Series 4 Preferred Stock on the record date fixed by the Board of Directors which date shall be not less than 10 days and not more than 30 Business Days prior to the payment date. Accumulated and unpaid distributions will not bear interest.

                (d)     Priority as to Distributions.

(i) So long as any Series 4 Preferred Stock is outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Common Stock or any class or series of other stock of the Corporation ranking junior to the Series 4 Preferred Stock as to the payment of distributions (such Common Stock or other junior stock, collectively, “Junior Stock”), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series 4 Preferred Stock, any Parity Preferred Stock with respect to distributions or any Junior Stock, unless, in each case, all distributions accumulated on all Series 4 Preferred Stock and all classes and series of outstanding Parity Preferred Stock with respect to distributions have been paid in full. Without limiting Section 6(b) hereof, the foregoing sentence will not prohibit (i) distributions payable solely in shares of Junior Stock, (ii) the conversion of Junior Stock or Parity Preferred Stock into Junior Stock, (iii) purchases by the Corporation of such Series 4 Preferred Stock or Parity Preferred Stock or Junior Stock pursuant to Article 5 of the Charter to the extent required to preserve the Corporation’s status as a real estate investment trust, (iv) purchases or other acquisitions of Junior Stock for purposes of any employee or director incentive or benefit plan of the Corporation or any subsidiary, and (v) purchases or acquisitions of shares of Series 4 Preferred Stock pursuant to a purchase or exchange offer that is made on the same terms to all holders of Series 4 Preferred Stock.

(ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series 4 Preferred Stock, all distributions authorized and declared on the Series 4 Preferred Stock and all classes or series of outstanding Parity Preferred Stock with respect to distributions shall be authorized and declared so that the amount of distributions authorized and declared per share of Series 4 Preferred Stock and such other classes or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accrued distributions per share on the Series 4 Preferred Stock and such other classes or series of Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights) bear to each other.

                (e)     No Further Rights. Holders of Series 4 Preferred Stock shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

        Section 4.      Liquidation Preference.

                (a)     Payment of Liquidating Distributions. Subject to the rights of holders of Parity Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and subject to equity securities ranking senior to the Series 4 Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Series 4 Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Corporation, but before any payment or distributions of the assets shall be made to holders of Common Stock or any other class or series of shares of the Corporation that ranks junior to the Series 4 Preferred Stock as to rights upon liquidation, dissolution or winding-up of the Corporation, an amount equal to the sum of (i) a liquidation preference of $25 per share of Series 4 Preferred Stock, and (ii) an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series 4 Preferred Stock and any Parity Preferred Stock as to rights upon liquidation, dissolution or winding-up of the Corporation, all payments of liquidating distributions on the Series 4 Preferred Stock and such Parity Preferred Stock shall be made so that the payments on the Series 4 Preferred Stock and such Parity Preferred Stock shall in all cases bear to each other the same ratio that the respective rights of the Series 4 Preferred Stock and such other Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Stock does not have cumulative distribution rights) upon liquidation, dissolution or winding-up of the Corporation bear to each other.

                (b)     Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 and not more than 60 days prior to the payment date stated therein, to each record holder of the Series 4 Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation.

                (c)      No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series 4 Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

                (d)     Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation to, or the consolidation or merger or other business combination of the Corporation with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Corporation) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Corporation.

                (e)     Permissible Distributions. In determining whether a distribution (other than upon voluntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the FBCA, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Corporation whose preferential rights upon dissolution are superior to those receiving the distribution.

        Section 5.      Optional Redemption.

                (a)     Right of Optional Redemption. The Series 4 Preferred Stock may not be redeemed prior to August 31, 2009. On or after such date, the Corporation shall have the right to redeem the Series 4 Preferred Stock, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ written notice, at a redemption price, payable in cash, equal to $25 per share of Series 4 Preferred Stock plus accumulated and unpaid distributions, whether or nor declared, to the date of redemption. If fewer than all of the outstanding shares of Series 4 Preferred Stock are to be redeemed, the shares of Series 4 Preferred Stock to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares).

                (b)     Limitation on Redemption. The Corporation may not redeem fewer than all of the outstanding shares of Series 4 Preferred Stock unless all accumulated and unpaid distributions have been paid on all Series 4 Preferred Stock for all quarterly distribution periods terminating on or prior to the date of redemption; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series 4 Preferred Stock pursuant to a purchase or exchange offer that is made on the same terms to all holders of Series 4 Preferred Stock.

                (c)     Procedures for Redemption.

(i) Notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series 4 Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Corporation. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series 4 Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series 4 Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date, (ii) the redemption price, (iii) the number of shares of Series 4 Preferred Stock to be redeemed, (iv) the place or places where such shares of Series 4 Preferred Stock are to be surrendered for payment of the redemption price, (v) that distributions on the Series 4 Preferred Stock to be redeemed will cease to accumulate on such redemption date and (vi) that payment of the redemption price and any accumulated and unpaid distributions will be made upon presentation and surrender of such Series 4 Preferred Stock. If fewer than all of the shares of Series 4 Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series 4 Preferred Stock held by such holder to be redeemed.

(ii) If the Corporation gives a notice of redemption in respect of Series 4 Preferred Stock (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Corporation will deposit irrevocably in trust for the benefit of the Series 4 Preferred Stock being redeemed funds sufficient to pay the applicable redemption price, plus any accumulated and unpaid distributions, whether or not declared, if any, on such shares to the date fixed for redemption, without interest, and will give irrevocable instructions and authority to pay such redemption price and any accumulated and unpaid distributions, if any, on such shares to the holders of the Series 4 Preferred Stock upon surrender of the certificates evidencing the Series 4 Preferred Stock by such holders at the place designated in the notice of redemption. If fewer than all Series 4 Preferred Stock evidenced by any certificate is being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series 4 Preferred Stock, evidencing the unredeemed Series 4 Preferred Stock, without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series 4 Preferred Stock or portions thereof called for redemption, unless the Corporation defaults in the payment thereof. If any date fixed for redemption of Series 4 Preferred Stock is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price or any accumulated or unpaid distributions in respect of the Series 4 Preferred Stock is improperly withheld or refused and not paid by the Corporation, distributions on such Series 4 Preferred Stock will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price and any accumulated and unpaid distributions.

(iii) Subject to applicable escheat laws, if funds deposited by the Corporation in trust pursuant to Section 5(c)(ii) remain unclaimed by the holders of shares called for redemption, such funds shall be repaid to the Corporation at the end of three years, and thereafter the holder of any such shares shall look only to the general funds of the Corporation for the payment, without interest, of the redemption price.

                (d)     Status of Redeemed Stock. Any Series 4 Preferred Stock that shall at any time have been redeemed shall after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board of Directors.

        Section 6.       Voting Rights.

                (a)     General. Holders of the Series 4 Preferred Stock will not have any voting rights, except as set forth below or as required by the FBCA.

                (b)     Voting Power. For purposes of this Section 6, “Parity Voting Securities” means the Series 4 Preferred Stock, the Series 3 Preferred Stock, the Series 5 Preferred Stock, the Series D Preferred Stock and all classes or series of Preferred Stock which are (i) on parity with the Series 4 Preferred Stock as to distributions and/or rights upon liquidation, dissolution or winding up, (ii) upon which like voting rights have been conferred and are exercisable as to the matter in question to be submitted to a vote, and (iii) which would be affected in the same or substantially similar way by such matter. When Parity Voting Securities are entitled to vote on a matter, they shall vote together as a single class without regard to series, and each holder of record of Parity Voting Securities shall be entitled to one vote for each $25.00 liquidation preference (excluding amounts in respect of accumulated and unpaid distributions), except that if any Parity Voting Securities were issued for an amount less than their liquidation preference, the holders thereof shall be entitled to one vote for each $25.00 of issuance price in lieu of one vote for each $25.00 of liquidation preference.

                (c)     Right to Elect Directors.

(i) If at any time distributions shall be in arrears (which means that, as to any such quarterly distributions, the same have not been paid in full) with respect to six (6) prior quarterly distribution periods, whether or not consecutive, and shall not have been paid in full (a “Preferred Distribution Default”), the authorized number of members of the Board of Directors shall automatically be increased by two and the holders of record of Series 4 Preferred Stock, voting together as a single class with the holders of each other class or series of Parity Voting Securities, will be entitled to fill the vacancies so created by electing two additional directors to serve on the Corporation’s Board of Directors (the “Preferred Stock Directors”) at a special meeting called in accordance with Section 6(c)(ii) or at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such distributions in arrears and distributions for the current quarterly period on the Series 4 Preferred Stock and each such class or series of Parity Voting Securities have been paid in full.

(ii) At any time when such voting rights shall have vested, a proper officer of the Corporation shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding shares of Series 4 Preferred Stock, a special meeting of the holders of record of Parity Voting Securities by mailing or causing to be mailed to such holders a notice of such special meeting to be held not less than ten and not more than 45 days after the date such notice is given. At any annual or special meeting at which Parity Voting Securities are entitled to vote, all of the holders of the Parity Voting Securities, by a plurality of the votes, and not cumulatively, will be entitled to elect two directors. The holders of the Parity Voting Securities representing the lesser of one-third of the total voting power of the Parity Voting Securities then outstanding, present in person or by proxy or the quorum required for a vote of the holders of Common Stock, will constitute a quorum for the election of the Preferred Stock Directors except as otherwise provided by law. Notice of all meetings at which holders of record of the Series 4 Preferred Stock shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, the holders of the Parity Voting Securities representing a majority of the voting power of the Parity Voting Securities present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Stock Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Distribution Default shall terminate after the notice of an annual or special meeting has been given but before such meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series 4 Preferred Stock that would have been entitled to vote at such meeting.

(iii) If and when all accumulated distributions and the distribution for the current distribution period on the Series 4 Preferred Stock shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment, the holders of the Series 4 Preferred Stock shall be divested of the voting rights set forth in Section 6(c) herein (subject to revesting in the event of each and every Preferred Distribution Default) and, if all distributions in arrears and the distributions for the current distribution period have been paid in full or set aside for payment in full on all other classes or series of Parity Voting Securities, the term and office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the voting power of the Parity Voting Securities. So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series 4 Preferred Stock (voting separately as a single class with all other classes or series of Parity Voting Securities). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

                (d)     Certain Voting Rights. In addition to any other vote required by the FBCA, so long as any Series 4 Preferred Stock remains outstanding, the Corporation shall not, without the affirmative vote of the holders of record of at least two-thirds of the voting power entitled to be cast by the holders of Series 4 Preferred Stock and the holders of other Parity Voting Securities upon which like voting rights have been conferred and are exercisable, voting separately as a single class:

(i) amend the Charter to designate or create, or increase the authorized amount of, any class or series of shares ranking senior to the Series 4 Preferred Stock with respect to payment of distributions or rights upon liquidation, dissolution or winding-up (“Senior Shares”) or reclassify any authorized shares of the Corporation into any Senior Shares; provided that no such vote shall be required if:

                (x)      at or prior to the time any such event is to take place, provision is made for the redemption of all shares of Series 4 Preferred Stock, so long as no portion of the redemption price will be paid from the proceeds from the sale of such Senior Shares; or

                (y)      the holders of Series 4 Preferred Stock have previously voted pursuant to this Section 6(d) to grant authority to the Board of Directors to create Senior Shares pursuant to Section 607.0602 of the FBCA.

(ii) either (A) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety, to any corporation or other entity, or (B) amend, alter or repeal the provisions of the Corporation’s Charter (including these Articles of Amendment) or By-laws, whether by merger, consolidation or otherwise, in each case in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series 4 Preferred Stock; provided, however, that:

                (x)      with respect to the occurrence of a merger, consolidation or a sale or lease of all of the Corporation’s assets as an entirety, so long as (a) the Corporation is the surviving entity and the Series 4 Preferred Stock remains outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of any state and substitutes for the Series 4 Preferred Stock other preferred stock having substantially the same terms and same rights as the Series 4 Preferred Stock, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series 4 Preferred Stock and no vote of the Series 4 Preferred Stock shall be required in such case;

                (y)      any increase in the amount of authorized Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, or any increase in an amount of authorized shares of each class or series, in each case ranking either (a) junior to the Series 4 Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or (b) on a parity with the Series 4 Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers for purposes of this Section 6(d)(ii)(y); and

                (z)      if any event in Section 6(d)(ii) would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series 4 Preferred Stock that are not enjoyed by some or all of the other classes or series of Parity Voting Securities, the affirmative vote of the holders of record of two-thirds of the voting power entitled to be cast by the holders of all series similarly affected shall be required in lieu of the affirmative vote of the holders of two-thirds of the voting power entitled to be cast by the holders of the Parity Voting Securities.

In addition, so long as any Series 4 Preferred Stock remains outstanding, the Corporation shall not amend the Charter to increase the number of shares of authorized Preferred Stock (unless such shares are junior to the Series 4 Preferred Stock as to distributions and liquidation, dissolution or winding-up) without the affirmative vote of the holders of record of at least a majority of the voting power entitled to be cast by the holders of Series 4 Preferred Stock and the holders of other Parity Voting Securities upon which like voting rights have been conferred and are exercisable, voting separately as single class, but no such vote shall be required for the Board to designate and issue shares of authorized Preferred Stock pursuant to Section 607.0602 of the FBCA or for the Corporation to increase the number of shares of authorized Preferred Stock to 30 million shares if such amendment is approved by the holders of record as of July 29, 2004 of a majority of the Corporation’s outstanding 7.45% Series 3 Cumulative Preferred Stock.

        Section 7.      No Conversion Rights. The holders of the Series 4 Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or interest in, the Corporation.

        Section 8.      No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series 4 Preferred Stock.

        Section 9.      No Preemptive Rights. No holder of the Series 4 Preferred Stock of the Corporation shall, as such holder, have any preemptive rights to purchase or subscribe for additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

        EIGHTH: The Series 4 Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

        NINTH: These Amended and Restated Articles of Amendment have been approved by the Board of Directors in the manner and by the vote required by law.

        TENTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

        IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by Bruce M. Johnson, its Managing Director and Executive Vice President, this 27th day of December, 2007.

REGENCY CENTERS CORPORATION
By: /s/ Bruce M. Johnson
Name: Bruce M. Johnson
Title: Managing Director and
Executive Vice President

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